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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Section 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 0-28822
                                ROCKSHOX, INC.

            (Exact name of registrant as specified in its charter)

                         1610 Garden of the Gods Road
                          Colorado Springs, CO 80907
                                (719) 278-7469

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 COMMON STOCK
           (Title of each class of securities covered by this Form)

                                      N/A
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [x]   Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)    [ ]   Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(i)     [ ]   Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12g-4(a)(2)(ii)    [ ]   Rule 15d-6              [ ]
        Rule 12h-3(b)(1)(i)     [x]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934 ROCKSHOX, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  March 26, 2002      BY:   /s/ Bryan L. Kelln
                              ------------------------------
                              Bryan Kelln, President and CEO